                                                                   EXHIBIT 99.1

              AVONDALE INCORPORATED REPORTS FISCAL YEAR RESULTS


MONROE, GEORGIA


        Avondale Incorporated today reported record sales of $706,232,000 for the fiscal year ended August 30, 1996, up 31% from fiscal 1995 sales of $538,652,000. Net income declined 35% to $13,648,000 in fiscal 1996 from $20,939,000 in fiscal 1995.

        Earnings before interest, income taxes, depreciation and amortization ("EBITDA") were $73,118,000 for fiscal 1996, compared to $75,124,000 for fiscal 1995. Utilizing this operating cash flow, the company made capital expenditures of $33,326,000 in fiscal 1996, compared to $15,823,000 in fiscal 1995.

        G. Stephen Felker, Chairman, President and Chief Executive Officer remarked that "Textile markets were highly competitive during our 1996 fiscal year. Despite these conditions, we were able to expand our Walton greige fabrics production by 15% and initiate a modernization and expansion program that will increase the denim production in our Alabama locations by 30% when completed in mid-1997. Market conditions for sales yarns were weak throughout the entire fiscal year. This weakness was responsible for the decline in earnings experienced in fiscal 1996 compared to fiscal 1995.

        "During fiscal 1996, Avondale Incorporated's operating unit, Avondale Mills, Inc., acquired the textile assets of the Graniteville Company. The integration of the Graniteville operations into Avondale has proceeded smoothly and has both broadened and deepened our market present. Demand for Graniteville denim and piece dyed fabrics, as well as for Woodhead specialty fabrics, remains good. To continue modernization of the Avondale and Graniteville facilities, the company intends to commence, during fiscal 1997, the previously announced four year capital expenditure program totaling approximately $250,000,000."



CONTACT:

Craig S. Crockard
Corporate Vice President
Planning & Development
Avondale Mills, Inc.
900 Avondale Avenue
Sylacauga, AL 35150
(205) 249-1340